Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS

THIRD QUARTER NET $0.13 PER SHARE

HOUSTON — NOVEMBER 12, 2003 — Sanders Morris Harris Group Inc. (NASDAQ: SMHG), the largest investment banking firm headquartered in the Southwest, reported fully diluted earnings of $0.13 per share for the third quarter of 2003, compared to a loss of $0.01 per share a year ago.  Revenues were $24.2 million, up from $17.4 million in the year ago period, an increase of 39%. The Company had net income of $2.3 million in the quarter compared to a loss of $166,000 in the same three months of 2002.

Operating income (income before taxes, minority interests, changes in equity-method investments and unrealized trading gains and losses) in the 2003 quarter was $3.1 million, up 228% from $944,000 in the prior year.

“Better results in each of our business units led to the improvement in our operating earnings,” stated Ben T. Morris, chief executive officer of Sanders Morris Harris Group. “Our results were further enhanced by increased values of the Company’s private equity funds and higher market prices for its long-term investment positions.”

For the nine months ended September 30, 2003, the Company earned $6.9 million, or $0.39 per diluted share, on revenues of $72.7 million. In the same period in 2002, Sanders Morris Harris Group earned $2.9 million, or $0.17 per diluted share, on revenues of $57.5 million. Improved results in the investment banking, prime brokerage, and asset management divisions, together with higher valuations of the Company’s investments, were the prime contributors.

The Company continued to maintain a very strong balance sheet, with no funded debt and $31.4 million of cash.

OUTLOOK

Sanders Morris Harris Group indicated that its operating income should be toward the upper end of its guidance of $8 million to $12 million for the full year; operating income for the first nine months of 2003 was $8.3 million. Given the sensitivity of the Company’s net income to the market value of the Company’s security positions and the volatility in the securities market, net income guidance for the full year is not practical.

DIVIDEND

The Company declared its regular quarterly dividend of $0.03 a share, payable January 15, 2004 to holders of record on January 1, 2004.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that provides investment banking services and manages $6 billion in client assets.  Its operating entities are Sanders Morris Harris, Pinnacle Management & Trust Co., Salient Partners, SMH Capital Advisors, Inc. and Kissinger Financial Services.  Additional information is available at www.smhg.net.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company’s service.  The Company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts) (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002

Net income calculation:
Revenues	$72,726	$57,451	$24,175	$17,419
Expenses	64,495	52,762	20,894	16,839
Net	8,231	4,689	3,281	580
Equity in income (loss) of limited partnerships	3,191	(71)	338	(888)
Minority interests	(57)	30	(33)	52
Income (loss) before income tax	11,365	4,648	3,586	(256)
(Provision) benefit for income tax	(4,478)	(1,743)	(1,283)	90
Net income (loss)	$6,887	$2,905	$2,303	$(166)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.40	$0.18	$0.13	$(0.01)
Diluted earnings (loss) per share	$0.39	$0.17	$0.13	$(0.01)

Weighted average shares outstanding:
Basic	17,047,891	16,586,483	17,179,476	16,674,678
Diluted	17,575,860	16,812,364	17,669,969	16,674,678

Operating income calculation:
Net income (loss)	$6,887	$2,905	$2,303	$(166)
Provision (benefit) for income tax	4,478	1,743	1,283	(90)
Minority interests	57	(30)	33	(52)
Changes in equity-method portfolio investments	(3,191)	71	(338)	888
Unrealized trading gains/losses and related expenses	53	1,009	(205)	364
Operating income	$8,284	$5,698	$3,076	$944

Balance sheet data:
Cash and cash equivalents			$31,353	$31,392
Other tangible net assets			30,821	19,724
Tangible net assets			$62,174	$51,116
Shareholders’ equity			$111,573	$98,789

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